Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Second Quarter 2008 Results; Sales Up 14 Percent

COLUMBUS, Ohio – (August 14, 2008) – Hexion Specialty Chemicals, Inc. today reported its results for the second quarter ended June 30, 2008. Highlights for the second quarter of 2008 include:

•	Revenues of $1.67 billion in 2008 compared to $1.46 billion during the prior year period, an increase of 14 percent.

•

Operating loss of $105 million for the second quarter of 2008 versus operating income of $89 million for the comparable prior year period. Second quarter 2008 operating income was negatively impacted by the write-off of $167 million for previously-deferred merger costs associated with the possible acquisition of Huntsman Corporation. While Hexion is continuing to comply with the terms of the merger agreement with Huntsman, the Company expensed previously capitalized merger costs because it believes that the transaction is not likely to be consummated.

•	Net loss of $180 million for the 2008 quarter versus a net loss of $4 million in the second quarter of 2007 primarily due to the same factors impacting operating income.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $131 million in the second quarter of 2008 compared to $154 million during the prior year period. Second quarter 2008 Segment EBITDA was negatively impacted by $25 million in increased raw material and energy costs compared to the prior year. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release).

•

Adjusted EBITDA was $645 million for the Last Twelve Month (LTM) period ended June 30, 2008. (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release).

“The diversity and strength of our product portfolio — particularly international forest products, oilfield, electronics and specialty epoxy businesses — partially offset the dramatic increases in raw material, freight and utility costs we experienced during the second quarter of 2008 compared to the prior year period. With such a rapid increase in raw materials there is a contractual lag, as it relates to pricing, that drives a negative EBITDA variance for that reporting period,” said Craig O. Morrison, Chairman, President and CEO. “Second quarter 2008 Segment EBITDA was also negatively impacted by $5 million from a major customer shutdown and a vendor force majeure.

“While our second quarter 2008 sales gains reflect our ongoing pricing discipline, we are also working to achieve additional price increases due to the continued volatility for key raw materials. In addition, we remain encouraged by strong international demand from our customers in Eastern Europe, Latin America and the Asia Pacific region. We were pleased with the quarterly results of Arkema GmbH, our most recent acquisition, while we are also progressing as planned with our forest products expansion in Montenegro, Brazil, and our Russian joint venture with OAO Shchekinoazot.

“Our growth strategy remains focused on continued international expansion, strong cost controls, synergy achievement and productivity initiatives in an effort to address the challenging North American market conditions. With $450 million in liquidity and a long-dated, stable capital structure, Hexion remains well positioned to serve our customers, compete and grow globally.”

Synergy Update

As part of its synergy program from the Hexion formation, the Company achieved $5 million in synergies during the second quarter of 2008. As of June 30, 2008, Hexion has achieved $131 million in synergies from its program targeting $175 million in savings. The Company continues to expect to take all actions for its synergy program by the end of 2008.

Transaction Update

On July 12, 2007, the Company entered into an agreement to acquire Huntsman in an all-cash transaction initially valued at approximately $10.6 billion, which included the assumption of debt. Under the terms of the agreement, Huntsman stockholders would receive $28.00 in cash for each outstanding share of Huntsman common stock. The Agreement also provided that the cash price per share to be paid by the Company would increase each day through the consummation of the merger at the equivalent of approximately 8% per annum (less any dividends or distributions declared or made) beginning April 6, 2008. The transaction was approved by Huntsman’s stockholders on October 16, 2007. The transaction was approved by the European Commission on June 30, 2008, conditioned on the divestiture of certain portions of the Company’s global specialty epoxy resins business. The transaction is also subject to completion of the antitrust review process in the United States; however, the Company is hopeful that the divestitures currently being undertaken in connection with the decision of the European Commission are likely to resolve any potential concerns that the United States Federal Trade Commission might have. The transaction is also subject to other customary closing conditions.

On June 18, 2008, the Company and certain related entities filed suit in the Delaware Court of Chancery to declare their contractual rights with respect to the merger agreement with Huntsman. In the action, the Company alleges, among other things, that the capital structure agreed to by the parties for the combined company is no longer viable due primarily to Huntsman’s increased net debt and lower than expected earnings, and that consummating the merger on the basis of the agreed capital structure would render the combined company insolvent. The action also alleges that Huntsman has suffered a Company Material Adverse Effect, as defined in the merger agreement. Further information about this and other litigation related to the transaction will be contained in the Company’s second quarter Form 10-Q. Trial is set to begin September 8, 2008.

Six month 2008 results

Sales for the first six months of 2008 were $3.3 billion, a 14 percent increase compared to the first half of 2007. Net acquisitions accounted for $88 million in incremental net sales. Operating loss for the first six months of 2008 totaled $23 million compared to operating income of $193 million in the first six months of 2007. Operating results were impacted by $176 million in pending merger costs, rising raw materials and lower volumes in certain product lines. The impact of these factors was partially off-set by pricing actions and the continued realization of synergies compared to the similar year-ago period. Hexion posted a net loss for the first six months of 2008 of $186 million compared to breakeven results in the first six months of 2007.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the second quarter and first six months of 2008. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

(U.S. Dollars in Millions)

	(Unaudited) Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net Sales to Unaffiliated Customers(1)(2)(3):
Epoxy and Phenolic Resins	$697	$598	$1,336	$1,165
Formaldehyde and Forest Product Resins	496	429	1,050	857
Coatings and Inks	358	341	690	685
Performance Products	117	96	228	196

	$1,668	$1,464	$3,304	$2,903

Segment EBITDA(2)(3):
Epoxy and Phenolic Resins	$58	$83	$132	$178
Formaldehyde and Forest Product Resins	48	45	101	89
Coatings and Inks	14	24	33	49
Performance Products	24	17	45	35
Corporate and Other	(13)	(15)	(26)	(27)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Net sales and Segment EBITDA include the Orica A&R Acquisition and Arkema Acquisition from February 1, 2007 and November 1, 2007, respectively.
(3)	Certain of the Company’s product lines have been realigned, resulting in reclassifications between segments. Prior period balances have been reclassified to conform to current presentations.

Earnings Call

Hexion will host a teleconference to discuss Second Quarter 2008 results on Thursday, August 14, 2008, at 10:00 a.m. Eastern Time. Because of the pending litigation with Huntsman Corporation, Hexion will not conduct a question-and-answer session during the call.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800-299-8538

International Participants: 617-786-2902

Participant Passcode: 77773901

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on August 14, 2008. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 56069270. A replay also will be available through the Investor Relations Section of the Company’s website.

Reconciliation of Segment EBITDA to Net Loss (Unaudited)

(U.S. Dollars in Millions)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Segment EBITDA:
Epoxy and Phenolic Resins	$58	$83	$132	$178
Formaldehyde and Forest Product Resins	48	45	101	89
Coatings and Inks	14	24	33	49
Performance Products	24	17	45	35
Corporate and Other	(13)	(15)	(26)	(27)

Reconciliation:
Items not included in Segment EBITDA
Pending merger costs	(167)	—	(176)	—
Integration and transaction costs	(8)	(11)	(15)	(21)
Non-cash charges	(4)	(10)	—	(15)
Unusual items:
Gains on divestiture of assets	3	4	10	4
Business realignments	(10)	(4)	(13)	(10)
Other	2	1	(7)	—

Total unusual items	(5)	1	(10)	(6)

Total adjustments	(184)	(20)	(201)	(42)
Interest expense, net	(74)	(77)	(152)	(153)
Income tax benefit (expense)	1	(12)	(12)	(33)
Depreciation and amortization	(54)	(49)	(106)	(96)

Net loss	$(180)	$(4)	$(186)	$—

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also includes expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility. Certain covenants in these agreements (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet this ratio and also a defined Adjusted EBITDA to Fixed Charge ratio. The covenant to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and assess the Company’s future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

(U.S. Dollars in Millions)

June 30, 2008 LTM Period
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(251)
Income taxes	23
Interest expense, net	309
Depreciation and amortization expense	208

EBITDA	289
Adjustments to EBITDA:
Acquisitions EBITDA(1)	26
Pending merger costs(2)	176
Integration and transaction costs(3)	33
Non-cash items(4)	39
Unusual items:
Gain on divestiture of assets	(14)
Purchase accounting effects/inventory step up	1
Business realignments(5)	24
Other(6)	27

Total unusual items	38

In process Synergies(7)	44

Adjusted EBITDA	$645

Fixed charges(8)	$270

Ratio of Adjusted EBITDA to Fixed Charges(9)	2.39

(1)

Represents the incremental EBITDA impact of the Arkema Acquisition as if it had taken place at the beginning of the period. Also includes the impacts of in process synergies related to our 2007 and 2006 acquisitions.

(2)

Primarily represents accounting, consulting tax and legal costs related to the pending Huntsman merger and litigation. Also represents the write-off of previously deferred acquisition costs. While Hexion is continuing to comply with the terms of the merger agreement with Huntsman, we expensed our previously capitalized merger costs because we believe that the transaction is not likely to be consummated.

(3)

Primarily represents redundancy and incremental administrative costs associated with integration programs. Also includes costs to implement a single, company-wide management information and accounting system and a new consolidations and financial reporting system.

(4)	Includes non-cash charges for impairments of property and equipment, stock-based compensation and unrealized foreign exchange and derivative activity.
(5)	Represents plant rationalization, headcount reduction and other costs associated with business realignments.
(6)	Includes the income of the announced Alkyds Divestiture, management fees, costs to settle a lawsuit, realized foreign currency activity and costs for unplanned plant outages.
(7)	Represents estimated net unrealized synergy savings resulting from the Hexion Formation.
(8)

The charges reflect pro forma interest expense based on interest rates at August 8, 2008 as if the Arkema Acquisition and the amendment of our senior secured credit facilities had taken place at the beginning of the period.

(9)

We are required to maintain an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of June 30, 2008, the Company was able to satisfy this covenant and incur additional indebtedness under this indenture.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our pending merger with Huntsman Corporation, including the related pending litigation; economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three Months ended June 30,
(In millions)	2008	2007
Net sales	$1,668	$1,464
Cost of sales	1,491	1,261

Gross profit	177	203
Selling, general and administrative expense	99	101
Pending merger costs	167	—
Integration and transaction costs	8	11
Other operating expense, net	8	2

Operating (loss) income	(105)	89
Interest expense, net	74	77
Other non-operating expense, net	1	4

(Loss) income before income tax, earnings from unconsolidated entities and minority interest	(180)	8
Income tax (benefit) expense	(1)	12

Loss before earnings from unconsolidated entities and minority interest	(179)	(4)
Earnings from unconsolidated entities, net of taxes	1	1
Minority interest in net income of consolidated subsidiaries	(2)	(1)

Net loss	$(180)	$(4)

Comprehensive (loss) income	$(153)	$38

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Six Months ended June 30,
(In millions)	2008	2007
Net sales	$3,304	$2,903
Cost of sales	2,920	2,484

Gross profit	384	419
Selling, general and administrative expense	203	195
Pending merger costs	176	—
Integration and transaction costs	15	21
Other operating expense, net	13	10

Operating (loss) income	(23)	193
Interest expense, net	152	153
Other non-operating (income) expense, net	(2)	6

(Loss) income before income tax, earnings from unconsolidated entities and minority interest	(173)	34
Income tax expense	12	33

(Loss) income before earnings from unconsolidated entities and minority interest	(185)	1
Earnings from unconsolidated entities, net of taxes	2	2
Minority interest in net income of consolidated subsidiaries	(3)	(3)

Net loss	$(186)	$—

Comprehensive (loss) income	$(125)	$56

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions, except share data)	June 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$151	$199
Accounts receivable (net of allowance for doubtful accounts of $22)	949	874
Inventories:
Finished and in-process goods	462	418
Raw materials and supplies	183	185
Other current assets	79	78

Total current assets	1,824	1,754

Other assets, net	109	223
Property and equipment
Land	112	105
Buildings	342	325
Machinery and equipment	2,314	2,231

	2,768	2,661
Less accumulated depreciation	(1,145)	(1,046)

	1,623	1,615
Goodwill	212	206
Other intangible assets, net	206	208

Total assets	$3,974	$4,006

Liabilities and Shareholder’s Deficit
Current liabilities
Accounts and drafts payable	$777	$718
Debt payable within one year	81	85
Interest payable	48	54
Income taxes payable	61	47
Other current liabilities	372	342

Total current liabilities	1,339	1,246

Long-term liabilities
Long-term debt	3,628	3,635
Long-term pension and post employment benefit obligations	216	220
Deferred income taxes	146	141
Other long-term liabilities	140	138

Total liabilities	5,469	5,380

Minority interest in consolidated subsidiaries	14	12
Commitments and contingencies

Shareholder’s Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2008 and December 31, 2007	1	1
Paid-in deficit	(11)	(13)
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income	235	174
Accumulated deficit	(1,438)	(1,252)

Total shareholder’s deficit	(1,509)	(1,386)

Total liabilities and shareholder’s deficit	$3,974	$4,006

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Six Months ended June 30,
(In millions)	2008	2007
Cash flows provided by operating activities
Net loss	$(186)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	106	96
Write-off of deferred acquisition costs	101	—
Minority interest in net income of consolidated subsidiaries	3	3
Stock-based compensation expense	2	2
Gain on sale of assets, net of tax	(8)	(4)
Deferred tax provision	10	4
Other non-cash adjustments	1	15
Net change in assets and liabilities, excluding acquisitions:
Accounts receivable	(38)	(68)
Inventories	(16)	(8)
Accounts and drafts payable	33	4
Income taxes payable	12	(16)
Other assets, current and non-current	8	1
Other liabilities, current and long-term	(17)	11

Net cash provided by operating activities	11	40

Cash flows used in investing activities
Capital expenditures	(50)	(47)
Capitalized interest	—	(1)
Acquisition of businesses, net of cash acquired	—	(63)
Deferred acquisition costs	—	(5)
Proceeds from the sale of assets	13	5

Net cash used in investing activities	(37)	(111)

Cash flows (used in) provided by financing activities
Net short-term debt repayments	(8)	(13)
Borrowings of long-term debt	514	1,313
Repayments of long-term debt	(532)	(1,095)
Long-term debt and credit facility financing fees	—	(2)
Payments of dividends on common stock	(1)	—

Net cash (used in) provided by financing activities	(27)	203

Effect of exchange rates on cash and cash equivalents	5	3
(Decrease) increase in cash and cash equivalents	(48)	135
Cash and cash equivalents at beginning of period	199	64

Cash and cash equivalents at end of period	$151	$199